Exhibit 99.1

Party City Provides Further Update on Response to COVID-19

ELMSFORD, N.Y., March 27, 2020 - Party City Holdco Inc. (the “Company” or “PRTY”; NYSE:PRTY) today provided a further update on its response to COVID-19.

Brad Weston, CEO, stated, “We are temporarily extending our store closures as the health and safety of our team members and customers remain of paramount importance during this unprecedented time. We are also aggressively managing all expenses, working capital and capital expenditures to maintain our financial health. We appreciate the patience of our team members and customers as we work to resume full operations as soon as conditions permit.”

Extending Store Closures

The Company announced today that it is extending the temporary store closures of its corporate owned and operated retail locations in the United States. Stores will remain closed until it is practical to reopen. The Company will continue to evaluate health conditions and will take into account available guidance provided by federal, state, and local government officials when making decisions to reopen stores. Curbside pickup of online orders is being expanded to additional markets. Customers can find store specific details on www.partycity.com.

Increasing Financial Flexibility

The Company elected to access an additional $150 million from its $640 million senior secured asset-based revolving credit facility. The Company currently does not have any immediate use for the funds, and it has made the withdrawal out of an abundance of caution.

Full Year 2020 Outlook Update

As a result of the disruption and uncertainty caused by the COVID-19 pandemic, the Company is withdrawing its fiscal 2020 financial guidance provided on March 12, 2020, and is not providing an updated financial outlook at this time.

About Party City

Party City Holdco Inc. is the leading party goods company by revenue in North America and, we believe, the largest vertically integrated supplier of decorated party goods globally by revenue. The Company is a popular one-stop shopping destination for party supplies, balloons, and costumes. In addition to being a great retail brand, the Company is a global, world-class organization that combines state-of-the-art manufacturing and sourcing operations, and sophisticated wholesale operations complemented by a multi-channel retailing strategy and e-commerce retail operations. The Company is the leading player in its category, vertically integrated and unique in its breadth and depth. Party City Holdco designs, manufactures, sources and distributes party goods, including paper and plastic tableware, metallic and latex balloons, Halloween and other costumes, accessories, novelties, gifts and stationery throughout the world. The Company’s retail operations include approximately 875 specialty retail party supply stores (including franchise stores) throughout North America operating under the names Party City and Halloween City, and e-commerce websites, principally through the domain name www.partycity.com.

Contacts

Investor Relations

ICR

Farah Soi and Rachel Schacter

203-682-8200

InvestorRelations@partycity.com

Media Relations

ICR

Brittany Fraser

203-682-8200

PartyCityPR@partycity.com